SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2007
(Date of Earliest Event Reported)

American Dairy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-27351	87-0445575
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2275 Huntington Drive #278
San Marino, CA 91108
(Address of principal executive offices)

(626) 757-8885
(Registrant's telephone number, including area code)

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2007, an indirect subsidiary of American Dairy, Inc. (the “Company) entered into an Equity Purchase Agreement (the “EPA”) for the purchase of 75% of the issued and outstanding equity interests in Ausnutria Dairy (Hunan) Company Ltd. (“AUSD”), a distributor of milk powder and rice products in the People’s Republic of China (“China” or the “PRC”). The 75% equity interest is being acquired from two shareholders of AUSD, Chen Yuanrong and Hunan Mulin Modern Food Company Ltd. The aggregate purchase price paid for the 75% equity interest pursuant to the EPA is approximately USD $27 million (the “Purchase Price”). Completion of the transaction is contingent upon obtaining certain regulatory approvals in the PRC, including a new business license from the local counterpart of the State Administration for Industry & Commerce.

As previously reported, on June 27, 2007, the Company entered into a Loan Agreement with Moveup Limited pursuant to which the Company advanced USD $10 million as a deposit towards the purchase of an equity interest in AUSD (the “Deposit”). In connection with the Loan Agreement, the Company also entered into a Share Subscription Agreement with Ausnutria Dairy Pty. Ltd. However, the Company has decided not to pursue the transaction structure contemplated by the Loan Agreement and the Share Subscription Agreement and is in the process of terminating these agreements. The EPA represents an alternative transaction structure that is separate from the Loan Agreement and the Share Subscription Agreement. The Deposit, which was being held in escrow, has been applied towards the Purchase Price.

About Ausnutria Dairy (Hunan) Company

AUSD was established in September 2003 and is based in Changsha, Hunan Province, China. AUSD distributes milk powder and rice products in the PRC under the “Ausnutria” and “Allnutria” brands. AUSD has approximately 140 employees.

AUSD’s products are imported primarily from Australia and include milk powder products for children and pregnant women. AUSD’s product mix includes 16 milk products and 6 rice products. The products are distributed through a sales network of approximately 150 distributors in mainland China. The sales network includes the cities of Beijing, Shanghai, Tianjin, and Chongqing, which are among the largest in China. AUSD’s products are sold in hospitals and retail stores, including the Walmart and Carrefour supermarket chains. AUSD’s competitors include Wyeth, Abbott and Mead Johnson.

Item 9.01 Exhibits

10.1 Equity Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2007	American Dairy, Inc., a Utah corporation

	By:	/s/ Liu Hua
Liu Hua, CFO, Secretary and Treasurer